Exhibit 99.1

Horizon Technology Finance Provides Fourth Quarter 2018 Portfolio Update

- Originates $47.0 Million of New Loans -

- Third Consecutive Quarter of Portfolio Growth -

- Joint Venture Increases Assets, Opening Access to $100 Million Secured Facility -

Farmington, Connecticut – January 9, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided its portfolio update for the fourth quarter ended December 31, 2018.

“As anticipated, our fourth quarter was a very active and effective one at Horizon,” said Gerald A. Michaud, President of Horizon. “For the third consecutive quarter, we increased the size of our portfolio, buoyed by the origination of $47 million of new loans, which highlights the strong demand for our venture debt solutions. We also received full prepayment proceeds from three of our existing portfolio investments, providing us with solid returns and the potential for additional returns in the future through our retention of warrants.”

“In addition, we transferred three of our recent portfolio investments to our joint venture with Arena Investors, which further seeded the venture and, most importantly, allows it to begin accessing its $100 million senior secured debt facility,” added Mr. Michaud. “Along with the recent $25 million expansion of our credit facility with KeyBank, we have abundant capacity from which to fund new investments and grow our portfolio, leaving us well positioned to continue delivering long-term value for our shareholders.”

Originations

Horizon funded six loans in the fourth quarter of 2018 totaling $47.0 million:

•	$15.0 million to a new portfolio company, Mohawk Group, Inc., an artificial intelligence-powered e-commerce company that owns and operates brands relating to home and kitchen, appliances, electronics and beauty categories and also provides marketing strategies and intelligence for third party brands to optimize their sales on e-commerce marketplaces.
•	$10.0 million to a new portfolio company, a provider of high-speed, high-performance solid-state data storage array software.
•	$8.5 million to an existing portfolio company, The NanoSteel Company, Inc., a leader in nano-structured steel materials design.
•	$6.0 million to a new portfolio company, a leading cooking and home brand offering a curated shop and award-winning content to its growing, vibrant community.
•	$3.8 million to an existing portfolio company, HealthEdge Software, Inc., a provider of next-generation technology products to the health insurance market.
•	$3.8 million to an existing portfolio company, MacuLogix, Inc., a medical device company in the optometry and ophthalmology industry.

Liquidity Events

Horizon experienced liquidity events from four portfolio companies in the fourth quarter of 2018, which encompassed outstanding principal prepayments of $24.5 million, compared to $6.6 million during the third quarter of 2018:

•	In October, ShopKeep Inc. (“ShopKeep”) prepaid its outstanding principal balance of $8.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in ShopKeep.
•	In October, Ekahau, Inc. (“Ekahau”) closed a sale transaction from which Horizon received proceeds of approximately $0.9 million in connection with the termination of Horizon’s warrants in Ekahau.
•	In October, PebblePost, Inc. (“PebblePost”) prepaid its outstanding principal balance of $8.0 million on its venture loan plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in PebblePost.
•	In November, with the proceeds of a new loan from Horizon, The NanoSteel Company, Inc. (“NanoSteel”) prepaid its previously outstanding principal balance of $8.0 million on its venture loan plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in NanoSteel.

Joint Venture Activity

During the fourth quarter of 2018, Horizon transferred portions of three of its portfolio investments, totaling $16.8 million, to Horizon Secured Loan Fund I LLC, its joint venture with Arena Investors LP, as follows:

•	$5.0 million of venture loans to Celsion Corporation, an oncology drug development company.
•	$3.8 million of venture loans to HealthEdge Software, Inc., a provider of next-generation technology products to the health insurance market.
•	$8.0 million of venture loans to IntelePeer Cloud Communications LLC, a leading provider of business communications.

With the size of the joint venture’s portfolio now at $25.0 million, the joint venture is now able to access its $100 million senior secured debt facility to fund future investments.

Principal Payments Received

During the fourth quarter of 2018, Horizon received regularly scheduled principal payments on investments totaling $4.6 million, compared to regularly scheduled principal payments totaling $5.6 million during the third quarter of 2018.

Commitments

During the fourth quarter ended December 31, 2018, Horizon closed new loan commitments totaling $53.5 million to five companies, compared to new loan commitments of $37.5 million to three companies in the third quarter of 2018.

Pipeline

As of December 31, 2018, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $41.5 million to six companies. This compares to a Committed Backlog of $47.0 million to eight companies as of September 30, 2018. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of December 31, 2018, Horizon held a portfolio of warrant and equity positions in 77 portfolio companies, including 65 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268